THE MERGER FUND
AMENDMENT TO THE
FUND ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT, dated as of the  26th day of February, 2008, to the Fund Administration Servicing Agreement, dated as of September 30, 1994, as amended (the "Agreement"), is entered into by and between THE MERGER FUND, a Massachusetts trust, and U.S. BANCORP FUND SERVICES, LLC.

RECITALS

WHEREAS, the parties have entered into an Agreement; and

WHEREAS, the parties desire to amend the fees of said Agreement;

NOW, THEREFORE, the parties agree as follows:

Schedule A of the Agreement is hereby superseded and replaced with Amended Schedule A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

THE MERGER FUND	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Roy Behren	By: /s/ Michael R. McVoy

Name: Roy Behren	Name: Michael R. McVoy

Title: Chief Compliance Officer	Title: Executive Vice President